Exhibit 15(a)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements (Form S-8 Nos. 333-99785, 333-89508, 333-104691, 333-126139, 333-181334 and 333-197846) of InterContinental Hotels Group PLC of our reports dated 18 February 2019, with respect to the Consolidated Financial Statements of InterContinental Hotels Group PLC, and the effectiveness of internal control over financial reporting of InterContinental Hotels Group PLC, included in this Annual Report (Form 20-F) for the year ended 31 December 2018.

/s/ Ernst & Young LLP

London, England

27 February 2019